SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

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  CENTRAL AND SOUTH WEST CORPORATION
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

COVER
1997 Summary Annual Report

directions

INSIDE COVER:

directions

      No clear road map exists yet for the evolving electric power industry, but the general direction is becoming clearer - toward greater competition .
 . . low-cost generation . . . innovation . . . customer satisfaction . . market reach.
      That's the direction CSW has been traveling, with considerable success. In late 1997, we took a major step to prepare for the future by announcing a proposed merger with American Electric Power Company, Inc.
      Today CSW is a successful regional electric utility holding company, well positioned as a supplier of electricity and other services in the United States, the United Kingdom and Latin America.
      Tomorrow, to benefit our shareholders, customers and employees, CSW expects to join with AEP to create the nation's premier electric power company . . . one that will be well positioned for success around the world.

CSW PROFILE
   Central and South West Corporation is an investor-owned electric utility holding company based in Dallas, Texas. CSW owns and operates four electric utilities in the United States: Central Power and Light Company, Public Service Company of Oklahoma, Southwestern Electric Power Company and West Texas Utilities Company. These companies serve 1.7 million customers in an area covering 152,000 square miles of Texas, Oklahoma, Louisiana and Arkansas. CSW also owns a regional electricity company in the United Kingdom, SEEBOARD plc, which serves 2 million customers in Southeast England.
   CSW engages in international energy, telecommunications and energy services businesses through these nonutility subsidiaries:
   - CSW Energy, Inc., which develops, acquires, constructs, owns and operates nonutility power projects in the United States;
   - CSW International, Inc., which engages in international activities, including developing, acquiring, financing and owning exempt wholesale generators and foreign utility companies;
   - C3 Communications, Inc. (formerly CSW Communications, Inc.), which provides automated metering services to utilities, energy-service providers and other customers and offers telecommunications services through CSW/ICG ChoiceComSM;
   - EnerShop Inc., which provides energy-management analysis, equipment and information to increase productivity and lower energy costs for commercial and governmental entities;
   - CSW Energy Services, Inc., which markets electricity in competitive retail markets;
   - CSW Credit, Inc., which buys the accounts receivable of our electric utility subsidiaries and other utilities;
   - CSW Leasing, Inc., which owns leveraged leases of capital equipment; and
   - Central and South West Services, Inc., which provides management and professional services, at cost, primarily for the corporation and its four U.S. electric companies.
   Through separate equity investments in various joint ventures, CSW owns indirect interests in:
   - CSW/ICG ChoiceCom, L.P., a joint venture with ICG Telecom Group, Inc., to provide local and long-distance telephone and data transmission services in Texas, Oklahoma, Louisiana and Arkansas;
   - Numanco, which provides staffing services for nuclear-powered electric generating plants;
   - Diversified Energy Contractors Company, which repairs, upgrades, installs and maintains steam, power and process systems in the U.S.;
   - Empresa de Eletricidade Vale Paranapanema S.A., an electric distribution company serving 1.1 million customers in southern and central Brazil;
   - Enertek, a joint-venture company that owns Mexico's first major cogeneration project located in Altamira, Tamaulipas;
   - Beacon Gas, a joint venture with Amoco to market natural gas throughout the U.K.; and
   - Medway Power, which owns a 675-megawatt independent power station on the Isle of Grain in the U.K.

[BAR GRAPH]
RETURN ON AVERAGE COMMON EQUITY

PERCENT

1993      0.106
1994      0.134
1995      0.131
1996      0.121
1997      0.042

CSW



[BAR GRAPH]
EARNINGS AND DIVIDENDS PER SHARE

DOLLARS

          Dividends       Reported Earnings        Significant One-Time Items
1993      $ 1.62              $ 1.63                        $  .24
1994        1.70                2.08
1995        1.72                2.10
1996        1.74                2.07
1997        1.74                 .72                          1.16



HIGHLIGHTS
CENTRAL AND SOUTH WEST CORPORATION

                                                1997             1996
______________________________________________________________________
Financial Data (millions)
  Operating Revenues                     $     5,268      $     5,155
  U.S. Electric Fuel and Purchased Power       1,266            1,228
  United Kingdom Cost of Sales                 1,291            1,331
  Other Operating Expenses                     1,630            1,399
  Taxes                                          346              402
______________________________________________________________________
  Operating Income                               735              795
  Other Income (Expense)                          32              (61)
  Interest and Preferred Stock Dividends        (438)            (437)
  Income from Discontinued Operations              -               12
  Gain on Sale of Discontinued Operations          -              120
  Extraordinary Item                            (176)               -
______________________________________________________________________
  Net Income for Common Stock              $     153        $     429
______________________________________________________________________
Common Stock Data and Dividends
  Basic and Diluted Earnings per Share         $0.72            $2.07
  Dividends per Share                          $1.74            $1.74
  Book Value per Share                        $16.76           $17.98
  Average Common Shares Outstanding (millions) 212.1            207.5
  Return on Average Common Equity                4.2%            12.1%
  Dividend Yield                                 6.4%             6.8%
  Dividend Payout Ratio                          242%              84%
  Year-End Market Price                          $27 1/16         $25 5/8
______________________________________________________________________
                                      Closing Market Price   Dividends
                                        High         Low       Paid
1997
  First Quarter                        $25 3/4     $21 1/4     $0.435
  Second Quarter                        22 1/8      18 1/4      0.435
  Third Quarter                         22 7/16     19 3/4      0.435
  Fourth Quarter                        27 5/16     20 5/8      0.435
______________________________________________________________________
                                                               $1.74
______________________________________________________________________
1996
  First Quarter                        $28 1/2      $26 3/8    $0.435
  Second Quarter                        28 7/8       26 1/2     0.435
  Third Quarter                         28 1/2       25 3/4     0.435
  Fourth Quarter                        28           25 1/2     0.435
______________________________________________________________________
                                                               $1.74
______________________________________________________________________
The condensed consolidated financial statements in this summary annual report were derived from the consolidated financial statements that appear in CSW's 1997 Financial Report to shareholders. Copies of the consolidated financial statements and the report of Arthur Andersen LLP thereon may be obtained by calling Central and South West Corporation's Investor Services Department at 1-800-527-5797.

CONTENTS
CSW Milestones   2
Letter from the Chairman   3
CSW Operations   6
CEO Interview: The Planned Merger   18
Financial Information   24
Comparative Statistical and Financial Record   26
Board of Directors and Officers 27
Shareholder Information   28

CSW Milestones

CORPORATE
    - Announced a proposed merger with American Electric Power Company,
Inc., that is expected to create the nation's largest power company.
    - Won Edison Electric Institute's National Award for Diversity, recognizing the corporation's programs for employees, suppliers, customers and communities.

U.S.ELECTRIC UTILITY OPERATIONS
    - Ranked second among U.S. electric utilities in customer satisfaction by the American Customer Satis-faction IndexTM, conducted by the University of Michigan Business School and American Society for Quality.
    - Controlled operating and maintenance costs despite inflation, saving more than $100 million in 1997 alone.
    - Began testing with customers our ClearChoiceSM pricing program, which helps pay for developing renewable energy and other environmentally friendly power sources.
    - Won the first Innovative Energy Efficiency Financing Award of the National Association of Home Builders Energy Subcommittee for our new SmartMoveSM energy-efficiency mortgage program.

INTERNATIONAL UTILITY OPERATIONS
    - For the second year in a row, SEEBOARD was ranked as the leading regional electricity company in customer service by the United Kingdom Office of Electricity Regulation.
    - Expanded our equity investment in Vale, a Brazilian electric distribution company.
    - Vale and its partners acquired a Brazilian electric distribution company serving some 492,000 customers and won a concession to build an 850-megawatt hydroelectric power plant as part of Brazil's privatization of its electric industry.
    - SEEBOARD was named the preferred bidder to provide power and services to the London Under-ground, the world's largest metro rail system.

INDEPENDENT POWER
    - Completed construction of the Sweeny Cogen-eration Facility, the first large-scale U.S. power plant built as a merchant plant.
    - Completed construction of the Altamira Project, the first major cogeneration project to be built in Mexico under a new law that promotes outside investments in the Mexican energy sector.

ENERGY SERVICES
    - EnerShop won new contracts to provide energy-efficiency improvements for a number of office buildings and governmental entities across Texas.
    - Established CSW Energy Services to participate in a limited marketing of electricity in states where retail competition now exists; Energy Services signed a major contract with The Home Depot(R) to supply electricity to 14 of its stores in Southern California, with our C3 Communications subsidiary serving as the meter data management agent.
    - Formed CSW Total EVSM to promote and sell electric-vehicle battery chargers and to distribute a new line of recreational vehicles, upon regulatory approval.

COMMUNICATIONS
    - Formed CSW/ICG ChoiceCom, a joint venture with ICG Telecom Group, to offer local telephone, long-distance and data services; ChoiceCom connected its first customers in Austin, San Antonio and Corpus Christi, Texas.
    - C3 Communications was chosen by City Public Service of San Antonio to install advanced wireless and phone-based utility meter-reading equipment for 5,000 San Antonio customers.

[PIE CHART]
CSW 1997 REVENUES

  U.S. Electric     64%
  SEEBOARD          35%
  Other              1%


Letter From The Chairman

The direction of the electric power industry became dramatically clearer in 1997, and so did the direction of Central and South West Corporation.
    In December we announced plans for CSW to merge with American Electric Power Company, Inc., one of the largest electric utility companies in the country. We expect to complete the merger in 1999 and to become part of a new, expanded AEP. Before the merger can be completed, a number of regulatory and other conditions must be satisfied. We expect that the combined company will become the nation's premier power company and a major player in the increasingly competitive worldwide power market.
    As the restructuring of the electric utility industry evolves, we believe the most successful companies will be those large enough to operate in international markets with low-cost power generation and a culture of innovation and excellent customer service. In AEP we found a partner that shares these views as well as common goals and strategies. AEP has established a successful brand and marketing program in the United States and in other countries. We are excited about the prospects for the combined company and about the potential benefits for our shareholders, customers and employees.
    The new company will be based in Columbus, Ohio, and will be led by Dr. E. Linn Draper, Jr., currently chairman, president and chief executive officer of AEP. I have known Linn for many years as both a colleague and friend. I believe he is one of the most talented and respected leaders in the electric power industry. CSW's operations and employees will be in good hands.
     I will serve on the board of the new company but will step down from executive management. Thomas V. Shockley, III, who in 1997 became CSW's president and chief operating officer, will remain a key senior officer of the new company's Southwest region.
     You will find more information about the merger in an interview with Dr. Draper and me in this annual report, beginning on page 18.
     1997 FINANCIAL CHALLENGES. A number of events caused our stock price to decline in early 1997. Most damaging was the unprecedented decision of the Public Utility Commission of Texas in the rate case of our Central Power and Light Company subsidiary. The commission ruled that $800 million of CPL's investment in the South Texas Project nuclear electric generating station was "excess cost over market" and reduced the allowed rate of return on that amount. In addition, the commission ordered CPL to lower its rates by $19 million in 1997 and by an additional $13 million in 1998 and again in 1999.
     This ruling led to a significant drop in the stock prices of CSW and the other major investor-owned electric utilities in Texas. We have filed an appeal in court, challenging portions of the commission's decision in the CPL case.

CSW'S SIX STRATEGIES
1.  Shape the future of the electric utility industry.
2.  Create a client-driven culture.
3.  Build a world-class brand and marketing company.
4.  Build on our low-cost and reliability positions and pursue growth markets.
5.  Aggressively pursue mergers, acquisitions and alliances for growth.
6.  Manage our portfolio of assets and businesses to increase shareholder value.


     During 1997 several other major financial challenges were resolved.
     - In Oklahoma, the settlement of a rate inquiry resulted in our Public Service Company of Oklahoma subsidiary making a one-time refund of $29 million and lowering its retail base rates by about $36 million a year, even though its rates already were among the lowest in the region.
     - In the United Kingdom, Parliament approved the new Labour government's initiative to impose a "windfall profits" tax on privatized electric utilities; the cost for our SEEBOARD unit was significant - $176 million.
     - In litigation with El Paso Electric Company related to the termination of our proposed merger transaction, we reached a negotiated settlement of all issues by paying $35 million to El Paso Electric and its various creditors.
     Although none of these events reflected on the efficiency of our operations, the effectiveness of our employees or the ability of CSW to compete in the electric power marketplace, they significantly hurt CSW's 1997 financial performance. Earnings per share for 1997 were $0.72, compared to $2.07 for 1996.
     In January 1998 our board of directors determined that CSW's dividend would remain at the annual indicated rate of $1.74. We believe the combination of CSW with AEP will offer improved prospects for future earnings and dividend growth.
     STRATEGIC PROGRESS IN 1997. We have been pursuing a six-step strategy to prepare us for success in the competitive era ahead. As the 1997 milestones on page 2 show, we are making substantial progress toward those goals. I am particularly proud of the way our employees have met the challenge of continuing to cut costs, of building on our reputation for customer satisfaction and of taking advantage of growth opportunities through investments in promising new markets, such as Latin America. We believe all the elements of our strategy will be advanced through the merger with AEP.
      Because the AEP merger must be approved by state and federal regulators, we are determined to manage CSW so that it remains strong and competitive as a stand-alone company. We are optimistic that our activities in the United States and other countries will help us achieve a number of notable milestones during 1998.
      We continue to gain new customers for our telecommunications, energy services and other new businesses, and we hope to win their electric power business when full retail competition is approved.

      We also are continuing efforts to acquire the non-nuclear assets of Cajun Electric Power Cooperative, Inc., which is operating in bankruptcy. Cajun sells power to 11 electric distribution cooperatives and one former cooperative that serve more than 330,000 customers and a population of 1 million in Louisiana.
      ELECTRIC POWER POLICIES. Much of 1997 was spent working on a critical part of our strategy - trying to shape the future of the electric power industry as deliberations occur in Washington and in the capitals of our four states.
      In 1997 the Texas Legislature considered legislation that would have functionally restructured the state's electric utilities and would have opened the industry to competition for retail customers. Although the legislation failed in the final days of the legislative session, we expect the 1999 Texas Legislature to address this matter again.
      In Oklahoma during 1997, a law was enacted requiring retail competition in electricity to begin by July 1, 2002. The state's lawmakers also mandated that several studies be completed before implementing any restructuring of the state's electric utilities. In Louisiana and Arkansas, the state public service commissions have begun dockets to examine issues surrounding electric utility restructuring.
      We believe that all of our companies will be winners in a competitive marketplace because of their low prices and strong customer relationships. In the four states where our U.S. electric companies operate, we are supporting policies that would open our industry to more competition. We support policies that are fair to our shareholders and to all our classes of customers. The new laws must maintain the high degree of electric reliability that consumers expect today and provide for the recovery of all previously approved costs. We will oppose any proposals that would violate these principles.
      If the new rules for utilities are written fairly, we believe we will be well positioned as one of the industry's strongest competitors. Our low-cost generating plants, our strong customer relationships, our investments in the U.K., Mexico and South America, and our growing energy services business in the U.S. will make us a formidable competitor on our own. Merging with AEP will make us part of a new company that we believe will be even stronger.


E. R. Brooks
Chairman and Chief Executive Officer
February 16, 1998

[PHOTOGRAPH OF E.R. BROOKS]
E.R. Brooks
Chairman and Chief Executive Officer
Central and South West Corporation

Position: CSW owns and operates four electric utilities in the Southwest; they are among the nation's leaders in low-cost power production and customer satisfaction.

[GRAPH]
U.S. ELECTRIC REVENUES BY CLASS
In Millions

          Residential    Commercial     Industrial     Other
1993         1,160          832            736          327
1994         1,156          836            733          340
1995         1,138          810            702          232
1996         1,243          872            781          352
1997         1,253          892            813          363



U.S. ELECTRIC UTILITIES: LOW PRICES, SUPERIOR SERVICE

     We believe an electric utility will be successful in the competitive marketplace largely through two factors: low-cost power production and excellent customer relationships. In 1997 our U.S. utilities showed once again that they are succeeding at both.
     LOWERING COSTS. Our employees continued efforts to control operating and maintenance costs of our U.S. electric operations. Excluding extraordinary items, inflation alone would have added approximately $100 million to those costs in 1997 if our employees had not found greater efficiencies and savings.
     As with O&M costs, employees also cut costs for fuel, fuel transportation and other expenses. As a result, our production cost of electricity today ranks among the lowest in the region. Of the 20 most efficient electric power generating plants in the U.S., eight are owned and operated by CSW.
     CUSTOMER SATISFACTION. Our U.S. electric companies have continued to excel at customer satisfaction. During the past four years, the University of Michigan Business School, working with the American Society for Quality, has interviewed more than 50,000 consumers a year to produce the American Customer Satisfaction Index. CSW has been at or near the top in the electric utility category nationally and consistently has placed first in our region.
     Our U.S. electric companies have launched two initiatives to continue strengthening relationships with customers.
     - A new Performance Commitment Program emphasizes five customer commitments that our utilities strive to meet at least 95 percent of the time. They include, among others, the commitment to turn on a customer's electric service within one working day after a request is made (if a meter is installed), arriving at a home or residence within an agreed-upon two-hour period and achieving 100 percent accuracy in customer billing.
     - In early 1998, we formed a new Customer Relations group dedicated to satisfying customers and maintaining long-term relationships with them.
     ENVIRONMENTAL PROTECTION. Our electric companies have been recognized for their strong environmental programs and renewable energy projects. In 1997 we expanded these efforts with our new ClearChoice pricing program, which allows customers to help pay for the use of renewable energy sources.

[PHOTO] Streamlining maintenance procedures and improving computerized parts inventories for power plants help our U.S. electric utilities control operating and maintenance expenses. These efforts by our employees to save costs have made our generating facilities some of the most efficient in the nation.

[PHOTO] When the Tulsa World installed new printing presses in downtown Tulsa, major changes were required in the underground electric equipment that serves the newspaper. Public Service Company of Oklahoma quickly and efficiently added new facilities to keep the newspaper's presses rolling on time and to keep a major customer satisfied.


[BAR GRAPH]
U.S. ELECTRIC AVERAGE FUEL COSTS
Per Million Btu

1993      $ 2.11
1994        1.82
1995        1.58
1996        1.81
1997        1.83


[LINE GRAPH]
1997 CSW TOTAL PERFORMANCE COMMITMENT PROGRAM

1997 Target    95%

     JAN       98%
     FEB       98%
     MAR       97%
     APR       97%
     MAY       96%
     JUN       96%
     JUL       96%
     AUG       97%
     SEP       97%
     OCT       97%
     NOV       97%
     DEC       97%

[PHOTO] The Harmon Science Center in Tulsa is one of four public institutions to which CSW has contributed solar energy systems to show how renewable energy can be used. CSW is also providing solar systems for 19 public schools in Texas, Louisiana and Arkansas.

------------------------------------------------------------------------------

CSW's U.S. Electric Utilities

Company                                   Headquarters           Customers
Central Power and Light Company         Corpus Christi, Texas     627,900
Public Service Company of Oklahoma      Tulsa, Oklahoma           481,400
Southwestern Electric Power Company     Shreveport, Louisiana     415,900
West Texas Utilities Company            Abilene, Texas            186,700

------------------------------------------------------------------------------

[MAP] U.S. Electric Utilities
 Headquarters
 Generating Stations
 345,000-Volt Transmission Lines


    Our West Texas Utilities Company subsidiary in October launched ClearChoice in San Angelo, Texas. Customers there can opt to pay an additional $5, $10 or $20 a month on their electric bills to fund 250, 500 or 1,000 kilowatt-hours, respectively, of electricity generated at a hydroelectric renewable energy source.
    On behalf of three of our electric companies, we issued requests for proposals to add up to 160 kilowatts of new photovoltaic power sources, to be installed on the rooftops at 19 schools. As a result of these efforts, we believe students and others in the community will learn more about photovoltaic technology, and our customers will benefit from the use of solar energy.
    The National Association of Home Builders Energy Subcommittee gave us its first Innovative Energy Efficiency Financing award in 1997 to honor our new SmartMove program. SmartMove offers our utility customers competitive financing rates for energy-efficiency improvements to new or existing homes without adding to customers' down payments. By lowering household energy bills, SmartMove increases consumers' buying power.
    SmartMove also helps protect the environment by reducing energy use as it helps us forge stronger relationships with our customers. Central Power and Light Company first introduced the program, and our other U.S. electric utilities plan to offer it in 1998.


[PIE CHART]
U.S. ELECTRIC 1997 ENERGY SOURCES
Natural Gas 36%
Lignite 9%
Purchases 7%
Nuclear 7%
Coal 41%

[PHOTO] SEEBOARD and its partners have been selected as the preferred bidder to upgrade and operate the electric distribution system for the giant London Underground metro rail system.

POSITION: CSW owns SEEBOARD plc, a regional electricity company in Southeast England, and has equity investments in Latin America, including an investment in Empresa de Eletricidade Vale Parana-panema S.A. (Vale), a large electric distribution utility in Brazil. Through these affiliates, CSW has more electric utility customers in other countries than in the United States.

[MAP] SEEBOARD Service Area
      SEEBOARD
________________________________________________________________
Location        Southeast England, including much  of Surrey
                and West Sussex, all of East Surrey and most of
                Kent
________________________________________________________________
Headquarters    Crawley, West Sussex, United Kingdom
________________________________________________________________
Services        Electricity distribution
                Electric power supply
                Natural gas marketing by Beacon
                 Gas, a joint venture with Amoco Retail
                 appliance stores Contracting and
                 consulting services
________________________________________________________________
Customers       2 million electric customers;
                150,000 Beacon Gas customers




INTERNATIONAL UTILITIES: PROVIDING GROWTH AND EXPERIENCE
     UNITED KINGDOM. SEEBOARD fits well with CSW's U.S. electric utilities in terms of its operation and culture. Placing the same emphasis on excellent customer service, reliability and innovation, it is contributing the steady growth and earnings that we anticipated when we acquired it in 1995.
     Our one disappointment has been the magnitude of the "windfall profits" tax that was imposed on privatized utilities by the U.K. government. For SEEBOARD, the full tax assessment was $176 million, which we recognized in 1997.
     In both 1996 and 1997, SEEBOARD was the top-rated utility in England for customer service (by the Daily Telegraph and British Telecom) and was given the highest rating for customer service by the U.K. government's Office of Electricity Regulation.
     A SEEBOARD consortium has been selected as the preferred bidder to upgrade and operate the electric distribution system of the London Under-ground, the largest metro rail system in the world. The contract for operating, maintaining and upgrading the distribution system for 250 miles of track and more than 270 stations will be, if signed, the largest operating contract ever awarded to a U.K. regional electricity company.
     For several years SEEBOARD has been preparing for retail competition in the U.K. electric power market, which now is scheduled to begin in September 1998. British authorities delayed the opening of competition beyond April 1998 after they found that most utilities were unable to meet the deadline because of information-technology issues. SEEBOARD was one of only four companies found to be ready to compete in April.
     From SEEBOARD's experience - transitioning from government to private ownership and now to open competition - CSW is learning much to prepare its U.S. electric utilities for the coming competition in this country.
     SOUTH AMERICA. In 1997 we invested an additional $150 million in South America. We made a further investment in Vale of approximately $69 million of convertible securities in early 1998.
     Vale - in which we now own a 37 percent interest - expanded its activities across Brazil as the country continued privatizing its power industry.
     In association with Inepar, a Brazilian electric and telecommunications company, Vale acquired a controlling interest in Centrais Eletricas

[PHOTO] CSW has increased its investment in Vale, a Brazilian electric utility with six affiliates. CSW International's executive director of Brazilian operations, Gilbert Moreno (at left), and Vale's Andres Deixler inspect a new substation under construction at Cuiaba, Mato Grosso.


Matogrossenses S.A. (CEMAT), an electric distribution company serving 492,000 customers in the state of Mato Grosso.
     A second consortium, in which Vale owns 36 percent, was awarded a federal concession contract to build and operate the Lajeado Plant, an 850-megawatt hydroelectric power plant in the state of Tocantins in central Brazil.
     Vale also won a concession to build the Rosal hydroelectric power plant on the Itabapoana River, which forms the border between the Brazilian states of Rio de Janeiro and Espirito Santo. Construction of the 55-megawatt plant is under way, with commercial operation planned for the end of 1999.
     As one of Latin America's largest economies, Brazil continues to show much promise for future development, with electricity demand growing at current rates of 7 to 10 percent. At the same time, Vale's excellent management team has achieved continued system improvements. In November the company was honored by Eletricidade Moderna magazine with seven of 12 first-place titles in the Brazilian industry's 1997 Electricity Awards.


Vale
_____________________________________________________
Location            Brazilian states of Sao Paulo,
                    Parana, Tocantins, Minas Gerais
                    and Mato Grosso
_____________________________________________________
Headquarters        Sao Paulo, Sao Paulo, Brazil
_____________________________________________________
Services            Electricity distribution Electric
                    generation
                    Electric power supply
                    Investment in six other Brazilian
                      electric systems
_____________________________________________________
Customers           1.1 million electric customers

[MAP] Vale and Affiliates Service Area, CEMAT, CNEE, CAIUA, VALE, CFLO, EEB,
      CELTINS

[PHOTO] CSW Energy put into commercial operation its Sweeny Cogeneration Facility - the first large power facility built in the United States as a merchant plant. Both steam and electricity from the plant are delivered to the Phillips 66 refinery and petrochemicals complex in the background, with the plant's remaining electric output sold to wholesale buyers.

[MAP]
CSW ENERGY AND CSW INTERNATIONAL PROJECTS
______________________________________________
Total Capacity and CSW's Ownership Interest
______________________________________________
Brush II                       68 megawatts
   Brush, Colorado             47% interest
______________________________________________
Fort Lupton                    272 megawatts
   Fort Lupton, Colorado        50% interest
______________________________________________
Mulberry Cogeneration          120 megawatts
   Bartow, Florida              50% interest
______________________________________________
Orange Cogeneration            103 megawatts
   Bartow, Florida              50% interest
______________________________________________
Newgulf                         85 megawatts
   Near Boling, Texas          100% interest
______________________________________________
Sweeny Cogeneration            330 megawatts
   Old Ocean, Texas             50% interest
______________________________________________
Medway Power Station           675 megawatts
   Isle of Grain, Kent, U.K.  37.5% interest
______________________________________________
Altamira                       109 megawatts
Altamira, Tamaulipas, Mexico    50% interest

POSITION: CSW has independent power plants in the United States, the United Kingdom and Mexico; it is aggressively seeking additional opportunities to develop, acquire, construct, own and operate plants.


INDEPENDENT POWER PLANTS: DEVELOPING NONUTILITY GENERATION
     U.S. PROJECTS. CSW Energy owns an interest in six cogeneration or independent power plants and operates four of them. The six power plants - two each in Colorado, Florida and Texas - have a total capacity of 978 megawatts.
     Our newest and largest project began commercial operation in early 1998, ahead of schedule and under budget. The Sweeny Cogeneration Facility is providing 90 megawatts of electricity to Phillips Petroleum Company's refining and petrochemicals complex at Old Ocean, Texas. The remainder of the plant's 330-megawatt capacity is offered to electric utilities and power marketers on a merchant basis. The Sweeny project is the country's first large power plant built to operate as a merchant plant.
     Our Newgulf Project, which began commercial operation in 1997, is Texas' first exempt wholesale generator intended to take advantage of power market fluctuations. Like Sweeny, it is designed to operate successfully both today and in the future in the competitive market for electric power.
     INTERNATIONAL PROJECTS. CSW International's Altamira Project, located near Tampico on the eastern coast of Mexico, went into operation in the first quarter of 1998. We have commitments for all of the plant's steam as well as all of its 109 megawatts of electric capacity.
     The Altamira Project is a significant milestone in the Mexican power industry. It is the first major cogeneration project to be built under Mexico's new legal framework, in which power projects are regulated by the Comision Reguladora de Energia, Mexico's energy regulatory commission.
     The Altamira Project also is the first project to have long-term contractual agreements with the Comision Federal de Electricidad for the interconnection, backup and transmission of energy and with Petroleos Mexicanos for natural gas to fuel the plant. The project is owned by Enertek, a joint venture between CSW International and Alpek, S.A. de C.V., a subsidiary of the ALFA Group. CSW International and Alpek own equal shares in the project.
     Through SEEBOARD, we own a 37.5 percent interest in the Medway Power Station on the Isle of Grain in Kent. The 675-megawatt, combined-cycle gas turbine unit is owned and operated through a joint venture among SEEBOARD, Southern Electric Power Generation Limited and AES Medway Electric Ltd.

POSITION: Through its EnerShop subsidiary, CSW is helping commercial, industrial and governmental customers use energy more efficiently; a new subsidiary, CSW Energy Services, is marketing power in states that now permit retail competition; and another new subsidiary, CSW Total EV, plans to promote and market electric vehicles and battery chargers.


[PHOTO]
CSW Energy Services, a new CSW subsidiary, was launched in 1997 to supply electricity to major retail customers in selected states. One of its first agreements was with The Home Depot to supply 14 of the company's stores in Southern California.


ENERGY SERVICES: HELPING CUSTOMERS USE ENERGY EFFICIENTLY
     EnerShopSM. EnerShop
identifies better ways for customers to manage and use energy, designs the improvements and shares in the savings. Its main customers are large commercial businesses, light industrial manufacturers and government institutions.
     In 1997 EnerShop won contracts to improve the energy efficiency at 15 major facilities. Among these were several large office buildings in Dallas.
     EnerShop also announced an alliance with Honeywell, Inc., to jointly market energy-conservation services for municipal and county buildings in Texas. A new state law allows local and county governments to use performance contracting for energy-conservation improvements.
     EnerShop's newest product is a state-of-the-art energy monitoring and optimization service, called EnerACTSM, that was developed jointly with Perot Systems. EnerACT communicates with all brands and models of energy-management systems and utility meters, collects load profiles of many facilities for single-source purchasing of energy and optimizes energy controls of multiple buildings using simulation modeling.
     CSW ENERGY SERVICES. CSW entered the competitive retail electricity market in 1997 with the formation of CSW Energy Services, Inc. Headquartered in Boston, Energy Services is marketing electricity supply in selected states where retail competition is now permitted.
     Initial efforts have focused on California and New England. California opened its retail markets March 31, 1998, allowing electric suppliers to buy power directly from generators or through a power exchange and then sell the power to users.
     Typical of these contracts is Energy Services' pact with The Home Depot, Inc., North America's largest home-improvement retailer. Energy Services will provide an estimated 28 million kilowatt-hours of electricity for 14 Home Depot
(R) retail centers in the San Diego area.
     Energy Services also has signed a retail supply contract with La Quinta Inns, Inc., to deliver an estimated 10 million kilowatt-hours to 12 major La Quinta properties in California.


[MAP: State Activities on Electric Restructuring and Competition]

U.S. State Map
Legislative - 3          Legislative and Regulatory - 29
Regulatory  - 3          Adopted Retail Competition - 16

All 50 states and the District of Columbia are addressing reforms to retail electric service. Sixteen states so far have adopted plans to implement electricity restructuring.

[PHOTO] In the EnerACT command center in Dallas, employees monitor energy consumption and control energy use to save clients money. Using advanced technologies developed by CSW's EnerShop and Perot Systems, EnerACT provides building managers throughout the country with critical information about their facilities.


     Energy Services' new contracts and customers are expected to improve
CSW's knowledge of competitive markets while offering customers low costs and excellent service.
     CSW TOTAL EV. With concerns about air emissions growing, the potential for electric-powered vehicles appears more promising than ever. For many years, CSW's U.S. electric companies have studied and tested electric vehicles and investigated how they could be used by customers. Now, through a new nonutility business, CSW Total EV, we propose to enter this market.
     CSW Total EV initially expects to pursue two areas of the business: selling, installing and maintaining battery chargers for electric cars, trucks and buses; and selling and distributing a new line of recreational vehicles, including electric bicycles and scooters. Operations are expected to be conducted in Texas, Oklahoma, Louisiana, Arkansas, New Mexico, Colorado, Kansas and Missouri.
     CSW so far has donated more than 50 electric bicycles to police departments in our service-area cities that have air-quality problems. Approval to sell the electric bikes is pending at the Securities and Exchange Commission.
     In 1997 CSW was the first electric utility to take delivery of the Chevrolet S-10 Electric pickup, the automotive industry's first factory-built electric truck. CSW is using 10 of the S-10 Electric trucks in daily utility operations to promote electric vehicle technology with customers.
     CSW Total EV is working with the Metropolitan Tulsa Transit Authority to obtain electric buses for the city. It also is helping the Tulsa International Airport Authority electrify the tugs, baggage tractors, loaders and other equipment at three gates.


[PHOTO]
CSW was the first electric utility to take delivery of the Chevrolet S-10 Electric pickup.

[PHOTO]
C3 Communications' ChoiceCom partnership is offering alternative telephone and data services in major Texas cities, using the latest technology, such as Lucent 5ESS switches.

[PHOTO]
C3 Communications provides automated meter reading systems to utilities and energy-service providers. C3 also has been certified in California as a meter data management agent to offer independent metering to customers.

POSITION: CSW is working to become an industry leader in communications-based utility automation and in telecommunications with its C3 Communications subsidiary and ChoiceCom joint venture.


COMMUNICATIONS: TELEPHONES AND AUTOMATED METER READING
     TELEPHONE SERVICE. In 1997 CSW entered the telephone business through a joint venture between our C3 Communications subsidiary and ICG Telecom, a subsidiary of ICG Communications, Inc. The joint venture, CSW/ICG ChoiceCom, connected its first customers with local telephone service in Austin, Corpus Christi and San Antonio, Texas.
     In early 1998, ChoiceCom began marketing local telephone service in Dallas and Houston. It plans to offer local telephone, long-distance and data transmission services to businesses in selected cities in Texas, Oklahoma, Louisiana and Arkansas.
     ChoiceCom owns and operates high-capacity fiber-optic lines that link several cities in Texas and Louisiana and is completing lines that will connect Dallas, Houston, Austin and San Antonio. It has installed state-of-the-art Lucent Technologies 5ESS(R) telephone switches in Austin, Corpus Christi and San Antonio and plans to install 5ESS switches in Dallas and Houston during 1998.
     UTILITY AUTOMATION. C3 Communications' Utility Automation Division provides metering automation services to utilities and energy-service providers. Focusing on meter data rather than individual system components and communications technologies, C3 can provide the best automation solution for its clients by choosing from a variety of technologies.
     C3 Communications was selected by City Public Service, San Antonio's natural gas and electric utility, to provide project management, systems integration and marketing services for an initial 5,000 meters. By installing advanced wireless and phone-based meter-reading equipment, the utility will be able to read customers' electric, gas and water meters at any time.
     Work on similar metering projects continued in Austin and Georgetown, Texas. The City of Austin automated 400 water and 800 electric meters and is considering expanding the project in 1998. Installation of Georgetown's citywide automated metering technology will be completed in mid-1998.
     In addition, C3 Communications was approved as a meter data management agent (MDMA) for California's open electricity market. C3 is one of only a few nonutility companies in the U.S. to be approved by all three of the state's utility distribution companies to serve the meter data market. MDMAs read meters; validate, edit and estimate meter reading data; publish data to the MDMA server; and archive meter data.

[PHOTO]
"This is the boldest move in the history of CSW, and we believe the new combined company will be the epitome and envy of the industry."- E. R. Brooks

BEHIND THE DECISION TO CREATE AMERICA'S PREMIER ELECTRIC COMPANY
A conversation with E. R. Brooks, chairman and chief executive officer of Central and South West Corporation, and Dr. E. Linn Draper, Jr., chairman, president and chief executive officer of American Electric Power Company, Inc.



YOU BOTH SAID WHEN ANNOUNCING THIS MERGER THAT AEP AND CSW WERE IDEAL MERGER PARTNERS. WHY?
Brooks: We had been looking for an opportunity to merge with a successful company that shared our strategy and our culture. We wanted a partner that was dedicated to serving our shareholders in the competitive era ahead by becoming an innovative, diversified leader in global energy markets and related services - our strategy. And one that emphasized low-cost generation and excellent customer service - our culture.
        In my 36 years of experience, I've never seen a company that was a more perfect fit with CSW than AEP.
Draper: As we've learned more about each other in the past few months, we've found that our culture is even more compatible than we initially had realized. Except for the climate, our service areas are very similar. We both primarily serve large rural areas and small to mid-size cities. When you think about it, Fort Wayne and Roanoke in AEP's territory are a lot like Tulsa and Shreveport in CSW's. We shouldn't have any trouble adapting to each other's territories because, in all of them, the same types of personal relationships with customers are especially important.

Brooks: AEP also brings us some important capabilities that we need. We have been working to develop a significant electric power trading and marketing business. AEP already has that. Together, we will have a name brand identity that will be a great springboard for marketing electricity and other products and services throughout the United States.
Draper: We have many more similarities than differences, but even many of the differences are strengths. AEP's industrial customers are largely in primary metals, like steel and aluminum; CSW's industrial customers are largely in petrochemicals and refining. AEP is primarily a coal-burning utility, with a little nuclear power; CSW has a large natural gas capability. This means that we will have greater diversity in types of customers and in fuel use, which will be an important competitive advantage.

HOW WILL THIS MERGER BENEFIT SHAREHOLDERS?
Draper: We expect shareholders of both companies to benefit from the outset.
        Our studies show that the merger will add to cash flow from day one, and our financial models show that the merger will dilute the earnings per share of AEP and CSW shareholders only slightly in the early years. The greatest benefit to the shareholders will be the potential of the new combined company. We will have a diversified portfolio of low-cost power plants, a presence in 11 states and three power pools, 38,000 megawatts of generating capacity and a base of customers approaching 5 million nationally. We'll be positioned to be a major player in the international retail energy market as well.


[PHOTO]
A company that is good at energy delivery with strong customer service and that has a portfolio of low-cost generating plants will be a very strong competitor."- E. Linn Draper, JR.

Brooks: Both of these companies have been successful on a stand-alone basis.
        Together, they will be even more competitive. And they will have the financial wherewithal to implement our strategy in bolder ways, around the world, than either of us could have done separately. All that should turn into shareholder value.

HOW WELL WILL THE INTERNATIONAL ACTIVITIES FIT TOGETHER?
Brooks: CSW and AEP also mesh well in our international activities. AEP is primarily active in Asia, where we have long-term ambitions; CSW is primarily active in Latin America, where AEP has longer-range ambitions. We overlap only in the United Kingdom, where CSW owns a regional electricity company and AEP owns 50 percent of another regional electricity company. We believe that the merger will create a real global powerhouse.
Draper: We also complement each other in the capabilities we offer to other countries. AEP's international work has focused on building efficient coal-fired facilities. CSW has experience in building and operating gas-fired generation and Western-U.S.-type-coal plants. So together we will have the capability to build the type of plant that makes the most sense in any region where we are working.

WHAT KIND OF OBSTACLES WILL THIS MERGER FACE?
Draper: We expect to complete the merger in the first half of 1999. Along the way, we expect two issues to be closely examined. The first is a concern about whether the merger could create a market-dominant company. We strongly believe that the proposed merger would not have this effect. AEP and CSW do not operate in the same states or power pools. Neither company is now dominant in any state it serves; the combined company will not be dominant in any state it serves. We'll have more footprints, but none of them will be bigger in any geographic area.


[PHOTO] "It's impressive that over the past three years both companies have been rated among the top four utilities in the country for customer satisfaction."-
E. Linn Draper, JR.

[PHOTO] During the merger process, we'll be moving forward aggressively to assure that, when the merger is consummated, we can hit the ground running."-
E. R. Brooks


        The second issue revolves around the Public Utility Holding Company Act of 1935, which requires a holding company to operate, or to be capable of operating, as an integrated public utility system. Historically, this has been interpreted to mean that a holding company system must operate in contiguous states. We are not contiguous, but there is only one energy provider separating us. We will purchase the right to use the transmission system of that company to exchange power between the eastern and western operations of our combined company. We believe that the combined company will be able to operate as an integrated system in this way.
Brooks: This will be the biggest merger in the history of U.S. electric utilities. We expect a lot of regulatory review and a lot of third-party intervention. We will seek the approval of all four states that CSW serves and based on our initial communications with them, I believe the response will be positive. We believe that we do not need formal approval from the seven states that AEP serves, but some of them are expressing a strong interest. If the country truly is serious about creating a competitive electric power industry, we believe this merger between these two similar companies should be a model for future transactions. We are confident it will succeed.

HOW WILL THE OPERATING COMPANIES BE KNOWN?
Brooks: One of the strengths of our U.S. electric companies is their strong relationships and name recognition with their customers. That's a competitive advantage. So we expect that CSW's four operating companies will continue using their established names and identities, at least for the near future.
Draper: All nonregulated competitive activities will probably operate under the name of AEP, with our brand as America's Energy PartnerSM. Today there's an ongoing debate as to what extent regulated electric companies can use the same names and identities for other services being marketed to their customers. We probably won't change the names of the CSW electric companies until that matter has been decided.

[PHOTO] "We will be a global power company with a healthy diversity of fuels, types of industrial customers and climate patterns, and dynamic international operations." -E.R. Brooks


HOW WILL EMPLOYEES BE AFFECTED?
Draper: The vast majority of employees who are directly involved with serving customers or producing electricity will not be affected. The jobs that overlap are largely corporate and administrative functions. We have identified about 1,100 duplicate positions that we are planning to eliminate. But we have plenty of time during the regulatory approval process to take advantage of retirements and other attrition and to find employment opportunities in our other growing businesses. We believe the real number of job losses will be much fewer than 1,100.
Brooks: The employees who lose their jobs will be treated fairly. Both companies have a strong tradition of treating their employees well. For the great majority of employees who work for the new combined company, I'm sure there will be a great sense of pride, because they will be working at one of the largest and most successful companies in this changing industry, and of excitement, because they will see a myriad of opportunities that this new company will offer.

[MAPS] AEP + CSW Utility Service Area; United Kingdom - Yorkshire Electricity and SEEBOARD

AEP + CSW: A PERFECT FIT

The proposed merger of Central and South West Corporation with American Electric Power Company will bring together two utilities ideally suited for the competitive environment ahead. Our size, our market presence, our geographic location and our international operations present us with opportunities that few other companies will have.

The combined system will operate in 11 states. We'll supply power to 4.7 million U.S. customers, making us the single largest electricity supplier in the nation. Our mix of coal, gas and nuclear facilities will give us a diversity of low-cost generation. Our global subsidiaries will operate in some of the fastest-growing markets in the world and will provide significant opportunities for growth and expansion.

Our shared commitment to excellence, customer service, customer choice, technology, and employee growth and development provides the synergies necessary for a company preparing to meet the competition head-on.

Fast Facts                      CSW                 AEP*              Combined**
________________________________________________________________________________
Headquarters          Dallas, Texas      Columbus, Ohio         Columbus, Ohio
Kilowatt-Hour
 Sales U.S. (millions)       63,157             145,423                208,580
Kilowatt-Hour
 Sales U.K. (millions)       19,203              14,756                 33,959
Employees U.S.                7,254              17,844                 25,098
Employees U.K.                4,161               3,977                  8,138
Service Area U.S.
 (square miles)             152,000              45,400                197,400
Service Area U.K.
 (square miles)               3,000               3,900                  6,900
Customers U.S.
 (average number)         1,712,000           2,959,000              4,671,000
Customers U.K.
 (average number)         2,014,000           2,071,000              4,085,000
Generating Stations U.S.         38                  38                     76
Generating Stations U.K.          1                  10                     11
Generating Capacity U.S.
 (megawatts)                 13,739              23,759                 37,498
Generating Capacity U.K.
 (megawatts)                    675                 329                  1,004
Revenues (thousands)     $5,268,000          $6,161,000            $11,352,000
Net Income for Common
 Stock (thousands)         $153,000            $511,000               $664,000
Operating Cash Flow
 (thousands)               $726,000          $1,198,000             $1,924,000
Assets (thousands)      $13,451,000         $16,615,000            $30,066,000

*AEP acquired a 50 percent interest in Yorkshire Electricity Group plc, a U.K. electric distribution company, on April 1, 1997, whichis accounted for on an equity basis. AEP's kilowatt-hour sales U.K. are for the nine months ended December 31, 1997.
[**Revenues vary from combined totals due to reclassifications.]

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Central and South West Corporation


For the Years Ended December 31,             1997        1996        1995
________________________________________________________________________________
                                        (millions, except per share amounts)
Revenues
  U.S. Electric                         $   3,321   $   3,248   $   2,883
  United Kingdom                            1,870       1,848         208
  Other Diversified                            77          59          52
________________________________________________________________________________
                                            5,268       5,155       3,143
________________________________________________________________________________

Expenses
  U.S. Electric Fuel and Purchased Power    1,266       1,228       1,045
  United Kingdom Cost of Sales              1,291       1,331         158
  Operations and Maintenance                1,133         935         712
  Depreciation and Amortization               497         464         353
  Taxes                                       346         402         254
________________________________________________________________________________
                                            4,533       4,360       2,522
________________________________________________________________________________

Operating Income                              735         795         621
________________________________________________________________________________

Other Income (Expense)                         32         (61)         99
Interest and Other Charges                   (438)       (437)       (343)
________________________________________________________________________________
Income from Continuing Operations             329         297         377
________________________________________________________________________________
Income from Discontinued Operations             -          12          25
Gain on Sale of Discontinued Operations         -         120           -
________________________________________________________________________________
Income Before Extraordinary Item              329         429         402
Extraordinary Item - U.K. Windfall
 Profits Tax                                 (176)          -           -
________________________________________________________________________________
Net Income for Common Stock              $    153    $    429    $    402
________________________________________________________________________________

Average Common Shares                       212.1       207.5       191.7

Basic and Diluted Earnings per Share     $   0.72    $   2.07    $   2.10

Dividends Paid per Share                 $   1.74    $   1.74    $   1.72

The condensed consolidated financial statements in this summary annual report were derived from the consolidated financial statements that appear in CSW's 1997 Financial Report to shareholders. Copies of the consolidated financial statements and the report of Arthur Andersen LLP thereon may be obtained by calling Central and South West Corporation's Investor Services Department at 1-800-527-5797.

Certain matters discussed in this summary annual report are forward-looking statements intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as CSW "believes," "anticipates" or "expects," or words of similar import. Similarly, statements that describe CSW's future plans, objectives and goals also are forward-looking statements. Such statements address future events and conditions concerning capital expenditures, earnings, litigation, rate and other regulatory matters, liquidity and capital resources, and accounting matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of factors such as electric utility industry restructuring, including ongoing state and federal legislative and regulatory activities; future economic conditions; developments in the domestic and international markets in which CSW and its subsidiaries operate; state and federal regulatory approvals or proceedings and other conditions precedent to the proposed merger with AEP, which may or may not be satisfied; and other circumstances affecting anticipated business activities, revenues and costs.


CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Central and South West Corporation


For the Years Ended December 31,              1997          1996         1995
________________________________________________________________________________
                                                         (millions)
Operating Activities
 Net Income for Common Stock              $    153      $    429     $    402
 Depreciation and Amortization                 529           521          425
 Other Adjustments to Net Income and
   Changes in Assets and Liabilities            44           (75)         (28)
________________________________________________________________________________
                                               726           875          799
________________________________________________________________________________

Investing Activities
 Construction Expenditures                    (507)         (521)        (474)
 Acquisition Expenditures                        -        (1,394)        (421)
 CSW Energy/CSW International Projects        (382)         (124)         109
 Cash Proceeds from Sale of Subsidiary           -           690            -
 Other                                         (15)           63          (26)
________________________________________________________________________________
                                              (904)       (1,286)        (812)
________________________________________________________________________________

Financing Activities
 Common Stock Sold                              20           477           57
 Trust Preferred Securities Sold               323             -            -
 Change in Debt and Preferred Stock             44           219          597
 Payment of Dividends                         (383)         (376)        (348)
________________________________________________________________________________
                                                 4           320          306
________________________________________________________________________________

Effect of Exchange Rate Changes on Cash         (5)          (56)           -

Net Change in Cash and Cash Equivalents       (179)         (147)         293
________________________________________________________________________________
Cash and Cash Equivalents - January 1          254           401          108
________________________________________________________________________________
Cash and Cash Equivalents - December 31    $    75      $    254      $   401

CONDENSED CONSOLIDATED BALANCE SHEETS
Central and South West Corporation


For the Years Ended December 31,          1997            1996

                                               (millions)

Assets
  Electric                          $   13,596    $     13,337
  Other Diversified                        250              84
  Accumulated Depreciation              (5,218)         (4,940)
________________________________________________________________
    Fixed Assets                         8,628           8,481

  Current Assets                         1,390           1,509
  Deferred Charges and Other Assets
    Goodwill                             1,428           1,525
    Other                                2,005           1,817
________________________________________________________________
                                    $   13,451    $     13,332
________________________________________________________________

Capitalization and Liabilities
  Common Stock                      $    3,556    $      3,802
  Preferred Stock                          202             325
  Trust Preferred Securities               335               -
  Long-Term Debt                         3,898           4,024
________________________________________________________________
    Total Capitalization                 7,991           8,151

  Current Liabilities                    2,499           2,425
  Deferred Credits                       2,961           2,756
________________________________________________________________
                                    $   13,451    $     13,332



REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Central and South West
Corporation:

We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheets of Central and South West Corporation (a Delaware corporation) and subsidiary companies as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997, appearing in the Central and South West Corporation 1997 Financial Report for the 1998 annual meeting of shareholders of the Corporation (not presented herein). Our report dated February 16, 1998, also appearing in the Central and South West Corporation 1997 Financial Report, contained an explanatory sentence calling attention to the fact that we did not audit the financial statements of CSW UK Finance Company (1997 - which includes CSW Investments) and CSW Investments
(1996) which statements reflect total assets and revenues of 22 percent and 35 percent in 1997 and 23 percent and 36 percent in 1996, respectively, of the consolidated totals. Those statements were audited by other auditors whose reports have been furnished to us and our opinion, insofar as it relates to the amounts included for those entities, is based solely on the reports of the other auditors.

In our opinion, based on our audits and the reports of other auditors, the information set forth in the accompanying condensed consolidated balance sheets as of December 31, 1997 and 1996, and in the related condensed statements of consolidated income and cash flows for each of the three years in the period ended December 31, 1997, are fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.


Arthur Andersen LLP
Dallas, Texas
February 16, 1998


REPORT OF MANAGEMENT

The condensed consolidated financial statements in this summary annual report were derived from the consolidated financial statements that appear in the Central and South West Corporation 1997 Financial Report for the 1998 annual meeting of shareholders. Management is responsible for preparing the consolidated financial statements, in accordance with generally accepted accounting principles appropriate in the circumstances, and for maintaining the Corporation's systems of internal accounting controls.

A description of these controls, along with management's opinion about their overall effectiveness, is contained within the Report of Management included in the Central and South West Corporation 1997 Financial Report for the 1998 annual meeting of shareholders. The consolidated financial statements were audited by the Corporation's independent public accountants, whose report on the condensed consolidated financial statements appears above.


E. R. Brooks
Chairman and Chief Executive Officer


Glenn D. Rosilier
Executive Vice President and Chief Financial Officer


Lawrence B. Connors
Controller

COMPARATIVE STATISTICAL AND FINANCIAL RECORD
Central and South West Corporation

                          1997        1996        1995        1994        1993
________________________________________________________________________________
U.S. Utilities
Electric Revenues
  (millions)
  Residential           $1,253      $1,243      $1,138      $1,156      $1,160
  Commercial               892         872         810         836         832
  Industrial               813         781         702         733         736
  Sales for Resale         243         255         224         204         179
  Other                    120          97           9         136         148
________________________________________________________________________________
                        $3,321      $3,248      $2,883      $3,065      $3,055
________________________________________________________________________________

Sales (kilowatt-hours
   in millions)
  Residential           17,995      17,883      16,872      16,368      15,903
  Commercial            14,546      14,256      13,755      13,463      12,966
  Industrial            21,087      20,266      19,321      18,869      18,205
  Sales for Resale       7,824       8,428       8,468       7,133       5,852
  Other                  1,705       1,592       1,518       1,501       1,434
________________________________________________________________________________
                        63,157      62,425      59,934      57,334      54,360
________________________________________________________________________________
Average Number of Customers
   (thousands)
  Residential            1,462       1,443       1,425       1,403       1,378
  Commercial               214         209         207         203         198
  Industrial                23          24          24          24          25
  Other                     13          14          13          13          12
________________________________________________________________________________
                         1,712       1,690       1,669       1,643       1,613
________________________________________________________________________________
Number of Customers -
   End of Period
   (thousands)           1,724       1,704       1,683       1,661       1,633
  Residential Sales
    Averages
  Kilowatt-Hours per
    Customer            12,310      12,392      11,840      11,665      11,541
  Revenue per Customer    $857        $861        $799        $824        $842
  Revenue per
   Kilowatt-Hour (cents)  6.96        6.95        6.75        7.06        7.29

Total Electric Revenue per
  Kilowatt-Hour (cents)   5.26        5.20        4.81        5.35        5.62

System Peak Demand
  (megawatts)           13,105       2,613      12,314      11,434      11,464

Fuel Data
  Average Btu per Net
   Kilowatt-Hour        10,405      10,440      10,299      10,344      10,391
  Cost per Million Btu   $1.83       $1.81       $1.58       $1.82       $2.11
  Cost per Kilowatt-Hour
   Generated (mills)     19.02       18.86       16.30       18.80       21.90

CSW System
  Total Plant Cost
   (millions)          $13,846     $13,421     $13,778     $11,868     $11,343
  Annual Additions         675         583       1,933         616         594
  Accumulated
   Depreciation          5,218       4,940       4,761       3,870       3,550

Capitalization (millions)
  Common Stock          $3,556      $3,802      $3,178      $3,052      $2,930
  Preferred Stock          202         325         326         327         350
  Trust Preferred
   Securities              335           -           -           -           -
  Long-Term Debt         3,898       4,024       3,914       2,940       2,749

________________________________________________________________________________
The condensed consolidated financial statements in this summary annual report were derived from the consolidated financial statements that appear in CSW's 1997 Financial Report to shareholders. Copies of the consolidated financial statements and the report of Arthur Andersen LLP thereon may be obtained by calling Central and South West Corporation's Investor Services Department at 1-800-527-5797.

BOARD OF DIRECTORS


Molly Shi Boren
Attorney
Norman, Oklahoma

E. R. Brooks
Chairman and Chief Executive Officer
Central and South West Corporation
Dallas, Texas

Donald M. Carlton
President and Chief Executive Officer
Radian International LLC
Austin, Texas

T. J. Ellis
Chairman and Chief Executive
SEEBOARD plc
Crawley, West Sussex, United Kingdom

Joe H. Foy
Retired Partner, Bracewell & Patterson
Kerrville, Texas

William R. Howell
Chairman Emeritus
J. C. Penney Company, Inc.
Dallas, Texas

Robert W. Lawless
President
The University of Tulsa
Tulsa, Oklahoma

James L. Powell
Ranching and Investments
Fort McKavett, Texas

Richard L. Sandor
Chairman and Chief Executive Officer
Centre Financial Products Limited
Chicago, Illinois

Thomas V. Shockley, III
President and Chief Operating Officer
Central and South West Corporation
Dallas, Texas


COMMITTEES OF THE BOARD OF DIRECTORS
1. The Audit Committee recommends to the board of directors the independent public accountants to be appointed, subject to shareholder approval. The Audit Committee reviews with the independent public accountants and the Corporation's internal auditors the scope of external and internal audits and the adequacy of, and the compliance with, the Corporation's system of internal accounting controls.
2. The Executive Compensation Committee reviews benefit programs and management-succession programs and determines the compensation of executive officers.
3. The Nominating Committee reviews and recommends candidates for election to the board of directors.
4. The Policy Committee reviews and makes recommendations to the board of directors concerning major policy issues; considers on a continuing basis the composition, structure and functions of the board of directors and its committees; and reviews existing corporate policies and recommends changes when appropriate. The Policy Committee has authority to act in place of the board of directors when the board is not in session, to the extent permitted by law. Membership of these committees is as follows: Molly Shi Boren (1) (2); E. R. Brooks, chairman of the Policy Committee (4); Donald M. Carlton (1) (3); Joe H. Foy, chairman of the Executive Compensation Committee (2) (3) (4); William R. Howell (2) (3); Robert W. Lawless, chairman of the Audit Committee (1) (2) (4); James L. Powell, chairman of the Nominating Committee (1) (3) (4); and Richard
L. Sandor (1) (2).



OFFICERS


CENTRAL AND SOUTH WEST CORPORATION

E. R. Brooks
Chairman and Chief Executive Officer

Thomas V. Shockley, III
President and Chief Operating Officer

Ferd. C. Meyer, Jr.
Executive Vice President and General Counsel

Glenn D. Rosilier
Executive Vice President and Chief Financial Officer

Glenn Files
Senior Vice President, Electric Operation

Thomas M. Hagan
Senior Vice President, External Affairs

Venita McCellon-Allen
Senior Vice President, Customer Relations and Corporate Development, and
 Assistant Corporate Secretary

Stephen J. McDonnell
Vice President, AEP Merger

Kenneth C. Raney, Jr.
Vice President, Associate General Counsel and Corporate Secretary

Michael D. Smith
Vice President, Business Opportunities

Lawrence B. Connors
Controller

Wendy G. Hargus
Treasurer

CENTRAL AND SOUTH WEST SERVICES, INC.

Richard H. Bremer
President, Energy Services

Richard P. Verret
President, Production

Robert L. Zemanek
President, Energy Delivery

M. Bruce Evans
Vice President, Customer Relations

Lana L. Hillebrand
Vice President, Human Resources

Mark W. Menezes
Vice President, Governmental Affairs

Mark D. Roberson
Vice President, Regulatory Affairs

SEEBOARD plc
T. J. Ellis
Chairman and Chief Executive

CSW Texas
Alphonso R. Jackson
President

CSW Oklahoma
T. D. Churchwell
President

CSW Louisiana/Arkansas
Michael H. Madison
President

Central Power and Light Company
J. Gonzalo Sandoval
General Manager-President

Public Service Company of Oklahoma
T. D. Churchwell
President

Southwestern Electric Power Company
Michael H. Madison
President

West Texas Utilities Company
Paul J. Brower
General Manager-President

CSW Energy, Inc.
Terry D. Dennis
President and Chief Executive Officer

CSW International, Inc.
Terry D. Dennis
President and Chief Executive Officer

C3 Communications, Inc.
Richard H. Bremer
President

EnerShop Inc.
Richard H. Bremer
President

CSW Energy Services, Inc.
Richard H. Bremer
President

CSW Credit, Inc.
Glenn D. Rosilier
President

CSW Leasing, Inc.
Glenn D. Rosilier
President

SHAREHOLDER INFORMATION

COMMON STOCK LISTING
Central and South West Corporation's common stock is traded under the ticker symbol CSR and is listed on the New York and the Chicago stock exchanges. You can obtain stock quotations from the New York Stock Exchange report in most daily newspapers.

COMMON STOCK DIVIDENDS
Dividends of 43.5 cents a share were paid in each quarter of 1997. All dividends paid by the Corporation represent taxable income to shareholders for federal income tax purposes.

In January 1998 the Corporation's board of directors maintained the quarterly dividend rate of 43.5 cents a share. Traditionally, the board of directors has declared dividends to be payable on the last business day of February, May, August and November. Future cash dividends will be dependent upon the policies of the board of directors and the Corporation's earnings, financial condition and other factors.

LOST DIVIDEND CHECK OR STOCK CERTIFICATE
If you do not receive your dividend check or stock certificate, or if it is lost, destroyed or stolen, please call our Investor Services Department immediately.

STOCK TRANSFER
Central and South West Services, Inc., is the transfer agent and registrar for Central and South West Corporation's common stock and for the preferred stocks of the Corporation's subsidiaries.

To transfer your stock to another name, write the new name, address and tax identification number on the back of the certificate and sign your name exactly as it appears on the front. Then have your signature Medallion-guaranteed by a commercial bank or stockbroker. Signatures cannot be Medallion-guaranteed by a notary public.

Your stock certificate should be sent to our Investor Services Department by registered or certified mail. If you have questions about transferring your shares, you can write or call our Investor Services Department.

TAXPAYER ID NUMBER
Federal law requires each shareholder to provide a taxpayer identification number for all shareholder accounts. For individual shareholders, your ID number is your Social Security number.

You must provide your ID number whenever you open a new account in our stock, even if you already own stock in existing accounts in your name. If you do not provide the ID number, the Corporation is required to withhold 31 percent federal income tax from your dividends.

If your stock is registered in a joint account, it is important to tell us the taxpayer ID number of the primary owner you delegate. If you are custodian for a minor or act as a trustee on an account, please provide the beneficial owner's tax identification number. This will ensure that your dividends are reported under the correct name, address and taxpayer ID number.If you have not yet given us your taxpayer ID number, please contact our Investor Services Department to request a W-9 form. Complete, sign and return the form as soon as possible.

DUPLICATE ANNUAL REPORT MAILINGS
We are required to mail an annual report to all of our shareholders. You will receive duplicate mailings from us if there are two or more shareholders at the same address or if your shares are registered in different but similar names.

DIRECT DEPOSIT OF DIVIDENDS
We are pleased to offer direct deposit of dividend payments to your checking, savings or credit union account at any financial institution that accepts direct electronic deposits. Direct deposit eliminates the possibility of your check being lost or stolen, and the funds are credited to your account on the dividend payment date. If you would like an enrollment card, please call our Investor Services Department.

PROXY AND DIVIDEND MAILINGS
Duplicate mailings of proxies and dividend checks cannot be eliminated unless the registration is the same name for all of your accounts.If your account registrations are identical, notify our Investor Services Department that you want to combine your accounts.

If your account registrations are different and you want to combine your accounts, all certificates must be issued in the one registration you prefer. To have your certificates reissued, please follow the instructions under Stock Transfer.

1998 ANNUAL MEETING
The 1998 annual meeting of shareholders is scheduled for May 28. It will be held at the Dallas Museum of Art, 1717 North Harwood Street, Dallas, Texas. The meeting will begin at 10:30 a.m. Central time. If you will not be attending the meeting, please vote your shares by signing and returning your proxy card as soon as possible.

Inside Back Cover

ADDITIONAL INFORMATION
We will be pleased to send you additional copies of this Summary Annual Report. Also available are the 1997 Financial Report, the Joint Proxy Statement/Prospectus for the 1998 Annual Meeting of Shareholders, a preliminary quarterly financial report, a Five-Year Financial and Statistical Review of the Central and South West System and our latest Environmental Report of the Central and South West System.

The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934 and files reports and other information statements with the Securities and Exchange Commission. These reports may be inspected at the SEC's offices and on its Internet site as well as at the New York and Chicago stock exchanges.

We will provide copies of these reports without charge to any Central and South West shareholder. If you would like to receive a report, please contact our Investor Services Department.

INVESTOR SERVICES
Our Investor Services staff is available Monday through Friday from 9 a.m. to 4 p.m. Central time to answer your questions. Our address and telephone number are:

  Central and South West Corporation
  Investor Services Department
  P. O. Box 660164
  Dallas, Texas 75266-0164
  1-800-527-5797
  E-mail: invest@csw.com

INVESTOR RELATIONS
Security analysts should contact:
  Becky Hall
  Director of Investor Relations
  Central and South West Corporation
  214-777-1277

If you would like to be added to our mailing list to receive our news release and other information, please contact our Investor Services Department.


POWERSHARE(R) DIVIDEND REINVESTMENT
AND STOCK PURCHASE PLAN


The Central and South West Corporation (Corporation) PowerShare Dividend Reinvestment and Stock Purchase Plan (Plan) provides a convenient and inexpensive way to reinvest dividends and purchase shares of the Corporation's common stock, $3.50 par value per share (Common Stock).

NONSHAREHOLDERS OF LEGAL AGE WHO ARE RESIDENTS OF THE 50 STATES OF THE UNITED STATES OR THE DISTRICT OF COLUMBIA MAY ENROLL IN THE PLAN BY MAKING AN INITIAL CASH INVESTMENT OF $250. Employees and eligible retirees of the Corporation and its subsidiaries may elect to purchase Common Stock through automatic payroll or pension deductions, with a minimum of $10 per pay period.

ABOUT POWER SHARE

- Easy Enrollment.

- $25 Minimum Additional Investments. Once an initial investment of $250 has been made, the minimum additional investment or optional cash purchases of up to $100,000 per calendar year for CSW Common Stock can be made.

- Dividend Reinvestment and Payment Options. Participants may elect to have cash dividends on all or any portion of their shares of Common Stock automatically reinvested in CSW Common Stock. Cash dividend payments not reinvested will be paid to participants by check or electronic direct deposit.

- Safekeeping Service for CSW Common Stock Certificates. PowerShare participants may deposit certificates for CSW Common Stock with CSW's Investor Services Department for safekeeping, and the shares will be credited to those participants' PowerShare accounts.

- Shares Are Purchased Weekly.

FOR MORE INFORMATION AND A PROSPECTUS
The more information you have, the better your ability to make sound investment decisions. The CSW prospectus provides more details about PowerShare and about Central and South West Corporation. We encourage you to read this information before deciding whether to enroll in the Plan or to send any money.

If you have any questions, please call CSW's Investor Services Department toll-free at 1-800-527-5797 weekdays between 9 a.m. and 4 p.m. Central time.



(C) 1998 Central and South West Corporation. All rights reserved. CSW Total EV(TM) is a trademark of Central and South West Corporation. EnerShopSM, SmartMoveSM, ClearChoiceSM and PowerShare(R) are service marks of Central and South West Corporation. ChoiceComSM is a service mark of CSW/ICG ChoiceCom, L.P. EnerACTSM is a service mark of EnerShop Inc., a subsidiary of Central and South West Corporation.

American Electric Power(R) is a registered trademark of, and AEP: America's Energy PartnerSM is a service mark of, American Electric Power Company, Inc.

The Home Depot(R) and Home Depot(R) are registered trademarks of Homer TLC, Inc. CSW is not affiliated with The Home Depot, Inc. The services described in this annual report are solely those of CSW and are not endorsed by Homer TLC, Inc., The Home Depot, Inc., or Home Depot U.S.A., Inc.

Design: Walsh & Associates

Photography: Phillip Radcliffe; Jim Reisch; Image Bank/Color Day Productions; Ricardo Azoury/Black Star

Printed on recycled paper

TEAR OUT FROM BACK COVER:


[BACK OF CARD]

POWERSHARE

                                   POWERSHARE

Yes! I want more information about PowerShare(R).

Please type or print clearly and mail
this completed form to:

Central and South West Corporation
Investor Services Department
P.O. Box 660164
Dallas, Texas 75266-0164

Last Name  First Name  Middle Initial
ADDRESS
CITY STATE ZIP

This does not constitute an offer to sell or a solicitation of an offer to buy securities. Such offers and solicitations are made by way of prospectus only, and no sales of common stock under the plan will be made or commitment to purchase accepted unless a copy of the prospectus is delivered. There is no obligation to participate in the plan, and these materials do not constitute the Corporation's recommendation to participate in the plan.

[FRONT OF CARD]

NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES



BUSINESS REPLY MAIL
FIRST-CLASS MAIL  PERMIT NO. 2551   DALLAS TX

POSTAGE WILL BE PAID BY ADDRESSEE

CENTRAL AND SOUTH WEST CORPORATION
INVESTOR SERVICES
PO BOX 660164
DALLAS TX 75266-9874

BACK OUTSIDE COVER:
Central and South West Corporation
1616 Woodall Rodgers Freeway
P.O. Box 660164
Dallas, Texas 75266-0164
http://www.csw.com


Printed in U.S.A.
CSWAR97 250